Exhibit 10.4

FORM OF

SUFFOLK BANCORP

2009 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”), dated as of Date (the “Grant Date”), is made by and between Suffolk Bancorp, a New York corporation (the “Company”), and Name (“Participant”).

WHEREAS, the Company has adopted and maintains the Suffolk Bancorp 2009 Stock Incentive Plan (the “Plan”), pursuant to which nonqualified stock options may be granted to purchase shares of the Company’s Common Stock; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant Participant nonqualified stock options on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Option.

(a) Grant. The Company hereby grants to Participant a nonqualified stock option (the “Option” and any portion thereof, the “Options”) to purchase X,XXX shares of Common Stock (such shares of Common Stock, the “Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (the “Code”).

(b) Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

2. Exercise Price. The Exercise Price for each Share subject to the Option shall be the closing price of the stock as of the date of this agreement.

3. Vesting. Except as may otherwise be provided herein, the Option shall become non-forfeitable (any Options that shall have become nonforfeitable pursuant to this Section 3, the “Vested Options”) and shall become exercisable according to the following provisions:

(a) General Vesting. Subject to Participant’s continued employment with the Company as of any such date (i) Options in respect of X,XXX Shares shall become Vested Options and shall become exercisable on the first anniversary of the Grant Date;

[optional: (ii) Options in respect of X,XXX Shares shall become Vested Options and shall become exercisable on the second anniversary of the Grant Date]; and [optional: (iii) Options in respect of X,XXX Shares shall become Vested Options and shall become exercisable on the third anniversary of the Grant Date.]

(b) Termination of Service. Except as provided in the immediately following sentence, in the event that Participant incurs a Termination of Service, any Options that have not theretofore become Vested Options (such Options, the “Unvested Options”) shall be forfeited without consideration by Participant. Notwithstanding the foregoing, in the event Participant incurs a Termination of Employment (i) by the Company without “Cause” (as defined in the Change of Control Agreement by and among Participant, The Suffolk County National Bank and the Company dated as of Date (the “Change of Control Agreement”), (ii) by Participant for “Good Reason” (as defined in the Change of Control Agreement), or (iii) due to Participant’s death or “Disability” (as defined in the Company’s long-term disability plan applicable to Participant as in effect from time to time), any Unvested Option that is outstanding as of immediately prior to such Termination of Employment shall vest and become exercisable in full, effective as of the date of Termination of Employment.

(c) Change in Control. Any Unvested Options that are outstanding as of immediately prior to a Change in Control shall vest and become exercisable in full, effective as of the date of such Change in Control.

4. Termination.

(a) The Option, if still outstanding, shall automatically terminate and become null and void on the first to occur of the following dates:

(i) the tenth anniversary of the Grant Date, including for the avoidance of doubt, following Participant’s Termination of Employment by the Company without Cause or by Participant for Good Reason whether prior to or after a Change in Control;

(ii) the second anniversary following Participant’s Termination of Employment, in the case of a Termination of Employment due to death;

(iii) the first anniversary following Participant’s Termination of Employment, in the case of a Termination of Employment due to Disability;

(iv) 90 days following Participant’s Termination of Employment, in the case of a Termination of Employment by Participant due to “Retirement” (as such term is used in the Plan);

(v) 90 days following Participant’s Termination of Employment, in the case of a Termination of Employment by Participant without Good Reason and other than due to Retirement; and

(vi) the date of Participant’s Termination of Employment, in the case of a Termination of Employment by the Company for Cause.

(b) Notwithstanding the provisions of Section 4(a) to the contrary and unless a longer period is provided under Section 4(a), in the event of Participant’s Termination of Employment for any reason (other than due to a Termination of Employment for Cause) during the two-year period following a Change in Control, the Option shall remain outstanding and exercisable until the earlier of (i) the tenth anniversary of the Grant Date and (ii) the one year anniversary of such Termination of Employment.

(c) Except as otherwise provided in the Plan and Section 3(b) of this Agreement, upon a Termination of Employment for any reason, any Unvested Options shall immediately terminate and be forfeited on the date the Termination of Employment occurs.

5. Exercise Procedures. Subject to the terms of this Agreement, including the provisions of Sections 2, 3 and 4 above and Section 10 below, Participant may exercise part or all of the Vested Option by giving the Company a signed written notice of intent to exercise in accordance with Section 11(b), which shall state Participant’s election to exercise the Option and the number of Shares in respect of which the Option is being exercised (which must be a whole number). Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Participant: (a) cash, (b) check or (c) reduction of the Shares issuable upon exercise, surrender of previously owned Shares, or to the extent permitted by law, broker-assisted cashless exercise. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to satisfy the Exercise Price of the Option.

6. Compliance with Legal Requirements. The grant and exercise of the Option, and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules and regulations.

7. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, its Subsidiaries or Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. Adjustment. In the event of any event described in Section 3 of the Plan occurring after the Grant Date, the adjustment provisions as provided for under Section 3 of the Plan shall apply to the Option.

9. Rights as a Stockholder.

Participant or a transferee of the Option shall have no rights as a stockholder with respect to any shares covered by such Option until the date when his/her purchase is entered upon the records of the duly authorized transfer agent of the Company.

10. Tax Withholding. As a condition to exercising the Option, in whole or in part, Participant will pay to the Company, or, pursuant to the withholding provisions of Section 10 of the Plan, make provisions satisfactory to the Company for payment of, any federal, state or local tax laws in respect of the exercise of the Option. Participant may elect to have any withholding obligation satisfied by surrendering to the Company a portion of the Shares that are issued or transferred to Participant upon the exercise of any Options (but only to the extent of the minimum withholding required by law) and the Shares so surrendered by Participant shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of such surrender (and the amount equal to the Fair Market Value of such Shares shall be remitted to the appropriate tax authorities).

11. Miscellaneous.

(a) Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Agreement and the Option granted thereunder; provided that any such waiver or amendment that would materially impair the rights of Participant or any holder or beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Company:	Suffolk Bancorp
4 West Second Street
P. O. Box 9000
Riverhead, New York 11901
Attention: Corporate Secretary]

if to Participant: at the address last on the records of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if by facsimile.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Service. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Subsidiaries or Affiliates or shall interfere with or restrict in any way the right of the Company or any of its Subsidiaries or Affiliates, which is hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.

(e) Beneficiary. Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Participant, the beneficiary shall be deemed to be his/her spouse or, if Participant is unmarried at the time of death, his/her estate.

(f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.

(g) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto, including without limitation the Letter Agreement. Notwithstanding anything to the contrary in the Letter Agreement, Participant acknowledges and agrees that the terms of the Option shall be governed by this Agreement, rather than the provisions of the Letter Agreement and, in the event of a conflict between those provisions of the Letter Agreement and this Agreement, this Agreement shall control.

(h) Bound by the Plan. By signing this Agreement, Participant acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(i) Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of New York.

(j) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

(k) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

SUFFOLK BANCORP

NAME
Title: Suffolk Bancorp

NAME of Participant

[Signature Page to Nonqualified Stock Option Agreement under the Plan]